PERMA-FIX ENVIRONMENTAL SERVICES, INC.
                       1940 N.W. 67th Place, Suite A
                        Gainesville, Florida  32653

         Supplement to the Proxy Statement dated November 8, 1996
                                  for the
                    1996 Annual Meeting of Shareholders
                 to be held on Thursday, December 12, 1996


To the Stockholders of Perma-Fix Environmental Services, Inc.:

You recently received a copy of the Proxy Statement, dated November 8, 1996 ("Proxy Statement"), of Perma-Fix Environmental Services, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for the 1996 Annual Meeting of Stockholders to be held Thursday, December 12, 1996, and any adjournment thereof ("Annual Meeting"). Subsequent to the mailing of the Proxy Statement, Arthur Andersen LLP ("Andersen"), the outside independent auditor of the Company, notified the Company on November 15, 1996, that it was resigning, effective immediately, as the Company's independent auditor.

Because the Andersen resignation occurred after the mailing of the Proxy Statement, we are sending you this Supplement to the Proxy Statement which provides information regarding the resignation of Andersen. As previously disclosed, on January 5, 1995, the Company changed its independent auditors from Coopers & Lybrand ("Coopers") to Andersen. Andersen examined and reported on the Company's financial statements for the years ended December 31, 1994, and 1995.

The report on the Company's financial statements for either of the two most recent fiscal years contained no adverse opinion (other than a going concern modification relating to the report for the year ended December 31, 1995) or a disclaimer of opinions, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

The going concern modification contained in the auditor's report for the year ended December 31, 1995, was due to the Company having suffered recurring losses from operations, having a net working capital deficiency and being in violation of financial covenants under its loan agreements with two major lenders as of the date of the report.

Andersen's resignation was not approved or recommended by the Company's Board of Directors, audit committee or similar committee of the Company's Board of Directors. The Company's change in auditors from Coopers to Andersen in January, 1995, was recommended by the Audit Committee of the Company's Board of Directors and approved by the Company's Board of Directors.

During the Company's two most recent fiscal years and any subsequent interim period preceding such resignation by Andersen, there were no disagreements between the Company and Andersen on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Andersen, would have caused Andersen to make a reference to the subject matter of the disagreement(s) in connection with its reports. Furthermore, there are no "reportable events" required to be reported under Item 304(a)(1)(v) of Regulation S-K during the Company's two most recent fiscal years and any subsequent interim periods preceding such resignation by Andersen. Further, there were no such disagreements or "reportable events" between the Company and Coopers during the last two fiscal years and any subsequent interim period preceding the change in auditors from Coopers to Andersen in January, 1995.

Because of Andersen's resignation, no vote will be taken at the Annual Meeting regarding the ratification of Andersen as the outside independent auditors of the Company. Additionally, representatives of Andersen will not be at the Annual Meeting and available to answer questions. As of the date of this Supplement to the Proxy Statement, the Company has not engaged a new independent auditor to replace Andersen.

A correction which should be noted is that the cover letter accompanying the Proxy Statement inaccurately describes the date of the Annual Meeting as being held on Tuesday, December 12, 1996, when December 12, 1996 is actually Thursday. As a reminder, the Annual Meeting will be held at the offices of the Company 1940 N.W. 67th Place, Gainesville, Florida 32653, Thursday, December 12, 1996, at 2:00 p.m.

In the event you have already returned your Proxy Card and you wish to change your vote as a result of this Supplement to the Proxy Statement, please call the undersigned at (352) 373-4200 and you will be provided with another Proxy Card. Proxy Cards will also be available at the Annual Meeting.

                                        Sincerely,

                                        PERMA-FIX ENVIRONMENTAL
                                        SERVICES, INC.

                                        By: /s/ Richard T. Kelecy
                                          _________________________
                                          Richard T. Kelecy
                                          Secretary

Gainesville, Florida
November 22, 1996
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